Exhibit 5.1

McGrath North Mullin & Kratz, PC LLO
First National Tower, Suite 3700
1601 Dodge Street
Omaha, Nebraska 68102

September 22, 2014

Valmont Industries, Inc.
One Valmont Plaza
Omaha, Nebraska 68154

We have acted as counsel to Valmont Industries, Inc., a Delaware corporation (the “Company”), and Valmont Coatings, Inc., a Delaware corporation, PiRod, Inc., a Delaware corporation, Valmont Newmark, Inc., a Delaware corporation, Valmont Queensland Pty Ltd., a limited liability company incorporated in Australia, and Valmont Group Pty Ltd., a limited liability company incorporated in Australia (the “Guarantors”), in connection with the offer and sale pursuant to an underwriting agreement dated September 8, 2014, by and among the Company and the Guarantors, and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters (the “Underwriting Agreement”), of $250,000,000 aggregate principal amount of the Company’s 5.00% Senior Notes due 2044 (the “2044 Notes”) and $250,000,000 aggregate principal amount of the Company’s 5.25% Senior Notes due 2054 (the “2054 Notes” and, together with the 2044 Notes, the “Debt Securities”), and guarantees of the Debt Securities by the Guarantors (the “Guarantees”) issued under an Indenture dated as of April 12, 2010, as amended by the Second Supplemental Indenture and Third Supplemental Indenture, each dated September 22, 2014, in each case entered into by and among the Company, the Guarantors, and Wells Fargo Bank, National Association, as Trustee (the “Trustee”) (the “Indenture”).

As such counsel, we have assisted in the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s preliminary prospectus supplement dated September 8, 2014 (the “Preliminary Prospectus Supplement”) and the final prospectus supplement dated September 8, 2014 (the “Final Prospectus Supplement”) to the prospectus dated September 3, 2014 (the “Base Prospectus”), each relating to the registration statement on Form S-3 (File No. 333-198522) (the “Registration Statement”) filed by the Company with the Commission on September 3, 2014.

We have examined the originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Upon the basis of the foregoing, we are the opinion that:

1.                                      When the Debt Securities have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor in the manner contemplated by the Underwriting Agreement,, the Debt Securities will be a legally valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms.

2.                                      When the Guarantees have been duly executed, authenticated and issued in accordance with the Indenture and delivered in the manner contemplated by the Underwriting Agreement, the Guarantees will be a legally valid and binding obligation of the respective Guarantors, enforceable against the each of the Guarantors in accordance with their respective terms.

The opinions set forth above are subject to the following qualifications and exceptions:

(a)                                 Our opinions set forth above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors’ rights, (ii) the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law), and (iii) insofar as they relate to indemnification provisions, the effect of federal and state securities laws and public policy relating thereto.

(b)                                 In rendering the opinions set forth above, we have assumed that, at the time of delivery of the Debt Securities and Guarantees, any authorization provided by the Company and Guarantors and referred to above will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Debt Securities and the Guarantees, the Registration Statement will have become effective and will continue to be effective, none of the particular terms of the Debt Securities and Guarantees will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company and Guarantors with the terms thereof will result in a violation of any law, agreement or instrument then binding upon the Company or Guarantors or any order or decree of any court or governmental body having jurisdiction over the Company or Guarantors.

We are members of the Bar of the State of Nebraska and the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of Nebraska, the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed on September 22, 2014, which Form 8-K will be incorporated by reference into the Registration Statement, and to the use of our name therein and in the related Base Prospectus, Preliminary Prospectus Supplement and Final Prospectus Supplement under the caption “Legal Matters.”  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ McGrath North Mullin & Kratz, PC LLO

McGrath North Mullin & Kratz, PC LLO